Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2024, relating to the financial statements and financial highlights of Tactical Multi-Purpose Fund, a series of Unified Series Trust, for the year ended August 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Services Provided to the Fund” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Cleveland, Ohio
December 26, 2024

COHEN & COMPANY, LTD.
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board